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                                                                  Exhibit 5

                                  June 28, 1999

Ariba, Inc.
1314 Chesapeake Terrace
San Jose, California

                  Re:      Ariba, Inc. (the "Company")
                           Registration Statement for
                           an aggregate of 16,729,751 Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 12,229,751 shares of Common Stock available for issuance under the Company's 1999 Equity Incentive Plan, (ii) 4,000,000 shares of Common Stock available for issuance under the Company's Employee Stock Purchase Plan and International Employee Stock Purchase Plan and (iii) 500,000 shares of Common Stock available for issuance under the Company's 1999 Directors' Stock Option Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1999 Equity Incentive Plan, the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan, and the 1999 Directors' Stock Option Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Ariba, Inc.'s Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                          Very truly yours,

                           /s/Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                           --------------------------------------------------
                           Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP